                                                                       Exhibit E

                 SALOMON BROTHERS INFLATION MANAGEMENT FUND INC.

                              TERMS AND CONDITIONS
                          OF DIVIDEND REINVESTMENT PLAN

          1. You, American Stock Transfer & Trust Company, will act as agent ("Agent") for the participating stockholders (the "Participants") of Salomon Brothers Inflation Management Fund Inc. (the "Fund"), and will open an account for each of the Participants under the Dividend Reinvestment Plan (the "Plan") in the name of the record owner in which shares of the Fund's common stock, par value $.001 per share ("Common Stock") are registered, and put into effect for the Participants the distribution reinvestment provisions of the Plan.

          2. If the Fund declares a distribution payable either in Common Stock or in cash, non-participants in the Plan will receive Common Stock (in the case of a stock distribution) or cash (in the case of a cash distribution), and Participants will receive Common Stock (in the case of a stock distribution) or, in the case of a cash distribution, the equivalent amount in Common Stock valued in the following manner: if the market price of the Common Stock on the determination date is equal to or exceeds 98% of the net asset value per share of the Common Stock, you will acquire shares directly from the Fund at a price equal to the greater of (a) 98% of the net asset value per share at the valuation time or (b) 95% of the market price per share of the Common Stock on the determination date. If 98% of the net asset value of the Common Stock exceeds the market price of the Common Stock on the determination date, you will buy Common Stock in the open market, on the New York Stock Exchange or elsewhere, for the Participants' accounts as soon as practicable commencing on the trading day following the determination date and terminating no later than the earlier of (a) 30 days after the dividend or distribution payment date, or
(b) the record date for the next succeeding dividend or distribution to be made to the holders of the Common Stock; except when necessary to comply with applicable provisions of the federal securities laws. If the market price equals or exceeds 98% of the net asset value per share of the Common Stock at the valuation time before you have completed the open market purchases or if you are unable to invest the full amount eligible to be reinvested hereunder in open market purchases during the time period referred to in the previous sentence, you shall cease purchasing shares in the open market and the Fund shall issue the remaining shares of Common Stock at a price per share equal to the greater of (a) 98% of the net asset value per share at the valuation time or (b) 95% of the then current market price per share.

          3. For all purposes of the Plan: (a) the valuation time will be the close of trading on the New York Stock Exchange on the determination date for the relevant dividend or distribution; (b) the determination date will be the record date for determining shareholders eligible to receive the relevant dividend or distribution, except that if such day is not a New York Stock Exchange trading day, it will be the immediately preceding trading day; (c) the market price of the Fund's Common Stock on a particular date shall be the mean between the highest and lowest sales prices on the New York Stock Exchange on that date, or, if there is no sale on such Exchange on that date, then the mean between the closing bid and asked quotations for such stock on such Exchange on such date; (d) the net asset value per share of the Fund's Common Stock as of the valuation time on a particular date shall be as determined by or on behalf of the Fund; and (e) all distributions and other payments shall be made net of any applicable withholding tax.

          4. The open market purchases provided for above may be made on any securities exchange where the Fund's Common Stock is traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as you shall determine. Participant funds held by you pending investment will not bear interest, and it is understood that, in any event, you shall have no liability in connection with any inability to purchase shares within the time period for open market purchases, as herein provided, or with respect to the timing of any purchases effected. You shall have no responsibility as to the value of the Common Stock of the Fund acquired for a Participant's account. In connection with open market purchases, you may commingle a Participant's funds with those of other Participants and the average price (including brokerage commissions) of all shares purchased by you as Agent shall be the price per share allocable to each Participant in connection therewith.

          5. You may hold shares acquired pursuant to the Plan, together with the shares of other Participants acquired pursuant to the Plan, in noncertificated form in your name or that of your nominee. You will forward to Participants any proxy solicitation material and will vote any shares so held for any Participant only in accordance with instructions given through a proxy executed by the Participant. Upon a Participant's written request, you will deliver to him, without charge, a certificate or certificates for the full shares.

          6. You will confirm to each Participant each acquisition made for his account as soon as practicable but not later than 60 days after the date thereof. Although Participants may from time to time have an undivided fractional interest (computed to three decimal places) in a share of Common Stock, no certificates for a fractional share will need to be issued. However, distributions on fractional shares will be credited to Participant accounts. In the event of the termination of a Participant's account under the Plan, you will adjust for any such undivided fractional interest in cash at the market value of the Fund's shares at the time of termination less the pro rata expense of any sale required to make such an adjustment.

          7. Any stock dividends or split shares distributed by the Fund on shares held by you for a Participant will be credited to his account. In the event that the Fund makes available to its stockholders rights to purchase additional shares or other securities, the shares held for a Participant under the Plan will be added to other shares held by such Participant in calculating the number of rights to be issued to him.

          8. No service fee for handling the reinvestment of capital gains distributions or income dividends will be charged to Participants or their accounts.

Participants will be charged a pro rata share of any brokerage commissions actually incurred on open market purchases.

          9. A Participant may terminate his account under the Plan by notifying you in writing at American Stock Transfer and Trust Company, P.O Box 922, Wall Street Station, New York, NY 10269-0560 or by calling you at 1-888-777-0302 or by accessing American Stock Transfer and Trust Company's website www.amstock.com. Such termination will be effective immediately if notice is received by you not less than ten business days prior to any dividend or distribution record date; otherwise such termination will be effective as soon as practicable after your investment of the most recently declared dividend or distribution on the Common Stock. The Plan may be terminated by the Fund upon notice in writing mailed to all Participants at least 30 days prior to the record date for the payment of any dividend or distribution by the Fund for which the termination is to be effective. Upon any termination you will cause a certificate or certificates for the full shares held for each Participant under the Plan and cash adjustment for any fractional shares to be delivered to each Participant without charge. If a Participant elects to notify you in advance of such termination to have you sell part or all of his shares and remit the proceeds to him, you are authorized to deduct brokerage commissions actually incurred for this transaction from the proceeds.

          10. These terms and conditions may be amended or supplemented by you or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to Participants appropriate written notice at least 30 days prior to the record date for the first distribution or dividend to which such amendment or supplement is to be effective, if by the Fund or, if to be amended or supplemented by you, 30 days prior to the effective date of such amendment or supplement and only upon your receipt of the written consent of the Fund's Board of Directors. The amendment or supplement shall be deemed to be accepted by Participants unless, prior to the effective date thereof, you receive written notice of the termination of a Participant's account under the Plan. Any such amendment may include an appointment by you in your place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Agent under these terms and conditions. Upon any such appointment of an agent for the purpose of receiving distributions, the Fund will be authorized to pay such successor agent, for a Participant's account, all distributions payable on Common Stock of the Fund held in his name under the Plan for retention or application by such successor agent as provided in these terms and conditions.

          11. You shall at all times act in good faith and agree to use your best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement and to comply with applicable law, but assume no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by your negligence, bad faith or willful misconduct or that of your employees.

          12. These terms and conditions shall be governed by the laws of the State of New York.

Adopted:  April __, 2004